CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (“Agreement”) is made and entered into as of the Effective Date as defined herein, by and between NUBURU, Inc. (“NUBURU”) and the undersigned individual Mark Zediker (“Employee”). Employee and NUBURU are collectively referred to as the “Parties.” This Agreement supersedes the existing Amended and Restated Employment Agreement, dated December 3, 2022, between NUBURU and Employee (“Existing Agreement”), except as specifically provided below. To the extent there is a conflict between provisions in this Agreement and the Existing Agreement, provisions of this Agreement govern.

1. Employee acknowledges that his/her employment with NUBURU was terminated on November 1, 2023, (the “termination date”), and his role on the Board and with respect to any subsidiaries or affiliates simultaneously ended at that time.

2. Employee understands that he is not waiving any rights to any vested benefits to which he has by signing this Agreement, other than rights pursuant to the Existing Agreement, which are hereby being waived, unless specifically provided for herein. By executing this Agreement, Employee acknowledges and agrees that Employee has only the compensation and severance rights expressly provided herein and no longer has the right to employment, compensation, severance or change of control payments, or other similar rights provided in the Existing Agreement, including without limitation, in Section 1 (Employment; Employment Period), Section 2 (Duties and Positions), Section 3 (Base Salary, Incentive Compensation, Change in Control Vesting of Equity Awards), Section 4 (Executive Benefit Plans and Programs; Working Facilities and Expenses), Section 5 (Termination of Employment with Company Liability) , Section 6 (Termination without Additional Company Liability), and Section 10 (Dispute Resolution) of the Existing Agreement.

3. The purposes of this Agreement, include, without limitation, the following: to permit Employee to receive additional remuneration, for NUBURU to avoid any future claim or lawsuit by Employee in connection with the termination of Employee’s employment with NUBURU, for Employee to avoid any future claim, liability or lawsuit by NUBURU, to avoid Employee disclosing any trade secrets and to secure Employee’s full and complete cooperation subject to the provisions of Paragraph 9, in any matters pending as of the termination date and/or any matters that arise thereafter based on events that transpired or occurred during the term of the employment of Employee. By signing this Agreement Employee will receive the pay and benefits set forth below, and in turn, will relinquish all legal rights to sue NUBURU, or any Officer or Director of NUBURU, will not disclose any trade secrets and will fully cooperate with NUBURU in any matters pending at the termination date or which arise thereafter based on events that occurred during the term of Employee’s employment subject to the provisions of Paragraph 9. Further, NUBURU will relinquish legal rights to sue the Employee as set forth below.

4. On the condition of Employee timely signing and not revoking this Agreement, and otherwise complying with Employee’s obligations set forth below, and pursuant to the terms of this Agreement, NUBURU will provide the following:

a.
Cash compensation in the gross amount of $200,000.00, less standard deductions and taxes, payable in 12 equal bi-monthly installments in accordance with regular payroll practices, beginning on the payroll period immediately following the Effective Date .

b.
COBRA coverage until Medicare is fully available. Employee will submit a written confirmation document.

5. In return for the consideration stated in Paragraph 4, Employee individually and on behalf of his successors, heirs, and assigns, hereby forever, irrevocably, and unconditionally RELEASES, WAIVES, and DISCHARGES NUBURU and any affiliated and subsidiary companies, corporations, partnerships, or other business enterprises, and their respective present or former officers, directors, shareholders, owners, supervisors, managers, partners, employees, attorneys, agents, their spouses and representatives, and their respective successors, heirs, and assigns (collectively referred to as the “releasees”), from any and all claims, demands, actions, causes of action, charges, losses, damages, costs, attorneys’ fees, choses in action, judgments, liens, indebtedness, and liabilities of every kind and character, whether known or unknown, suspected or unsuspected, that Employee may have or claim to have, in any way relating to or arising out of any event or act of omission or commission occurring from the beginning of time through the date of the execution of this Agreement, including but not limited to:

a. Claims arising under federal, state, or local laws prohibiting age, sex, race, national origin, disability, religion, retaliation, or any other form of discrimination, including but not limited to the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 to 634, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e-1 to 2000e-17, as amended by the Civil Rights Act of 1991, 42 U.S.C. §§ 1981 to 1988, the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 to 12213, the Rehabilitation Act, as amended, 29 U.S.C. §§ 701 to 797b, and any and all state-law counter-parts to such federal statutes; and

b. Claims arising under the Labor Management Relations Act, 29 U.S.C. §§ 141 to 197, and the Fair Labor Standards Act, 29 U.S.C. §§ 201 to 219; and

c. Intentional infliction of emotional distress, outrageous conduct, negligent infliction of emotional distress, and other tort claims; and

d. Breach of express or implied contract, quantum meruit, promissory estoppel, retaliatory discharge, wrongful discharge, and good faith and fair dealing claims; and

e. All claims that were asserted or could have been asserted in a state or federal case; and

f. Other legal and equitable claims regarding Employee’s employment with NUBURU and the termination of his/her employment.

This release does not apply to claims for unemployment insurance, workers’ compensation benefits or breaches of this Agreement by the Company.

6. Nothing in this Agreement bars Employee’s right to communicate with and/or assist any agency, such as the EEOC, in any investigation that such agency might pursue, however, Employee waives his/her right to recover monetary damages from releasees, to the full extent permitted by law through any such agency action.

7. The Company and any affiliated and subsidiary companies, corporations, partnerships or other business enterprises (collectively referred to as the “Company Releasees”), hereby forever, irrevocably, and unconditionally RELEASES, WAIVES, and DISCHARGES EMPLOYEE from any and all claims, demands, actions, causes of action, charges, losses, damages, costs, attorneys’ fees, choses in action, judgments, liens, indebtedness, and liabilities of every kind and character, whether known or unknown, suspected or unsuspected, that the Company Releasees may have or claim to have, in any way relating to or arising out of any event or act of omission or commission occurring from the beginning of time through the date of the execution of this Agreement. Further, NUBURU acknowledges its indemnification obligations to Employee pursuant to Delaware law, NUBURU’s Certificate of

Incorporation and bylaws and that certain Indemnification Agreement dated January 31, 2023 between NUBURU and Employee. NUBURU agrees to maintain director and officer insurance for at least six years following the date of this Agreement, which, among other things, shall cover claims against Employee to the extent such claims are currently covered by NUBURU’s existing director and officer insurance, with all premiums and retention payments due under such policies to be paid by the Company.

8. Employee agrees not to use, access, retain, or disclose any NUBURU confidential or proprietary information, including but not limited to trade secrets, at any time. Confidential or proprietary information includes, but is not limited to, information concerning NUBURU’s customers, contracts, pricing, business plans, engineering plans or processes, policies, financial data, business and operational data, charges, fees, investigations, agreements or information pertaining to NUBURU’s costs, business plans and strategy, or any matter which NUBURU sought to maintain as confidential and not generally known in the public domain which Employee acquired in the Employee’s capacity as CEO of NUBURU. Without limiting the forgoing, Employee acknowledges and agrees that NUBURU shall continue to have all rights and benefits provided in the Existing Agreement, including pursuant to Section 7 (Section 409A), Section 8 (Successors and Assigns), Section 9 (Notices), and Section 11 (Covenant Not To Compete; Non-Solicitation, Confidentiality, Non-Disparagement, Intellectual Property)(provided however, that Employee may serve as a member of the Board of Directors of companies in the laser industry provided that they do not compete with the Company or its products). Notwithstanding the foregoing, Employee understands that, in accordance with the Defend Trade Secrets Act of 2016, an individual cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official (either directly or indirectly), or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in a court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to a court order. Further, this Agreement does not prevent Employee from reporting or disclosing actual or alleged illegal or unlawful conduct, including unlawful employment practices, to others.

9. Until the third anniversary of this Agreement, at each annual or special meeting of NUBURU’s stockholders (including any adjournments, postponements, or other delays thereof) or action by written consent, Employee shall, and shall cause each of Employee’s affiliates to, vote, or cause to be voted, all voting securities of NUBURU (“Securities”) owned by Employee or Employee’s affiliates, or over which Employee or Employee’s affiliates have voting control, from time to time and at all times, (1) in favor of all directors nominated by NUBURU’s board of directors (the “Board”) for election and (2) in accordance with the Board’s recommendation with respect to any other company proposal or stockholder proposal or nomination presented. Further, during such period, Employee shall not, and shall cause each of Employee’s affiliates not to, form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to Securities or deposit any Securities in any voting trust or subject any Securities to any arrangement or agreement with respect to the voting of Securities.

10. Employee reasonably shall cooperate with NUBURU in the defense or prosecution of any claims or actions in existence or that may be brought in the future against or on behalf of NUBURU that relate to events or occurrences that transpired while Employee was employed by NUBURU about which Employee has knowledge. Any cooperation requested shall not be unreasonably withheld. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, providing information to counsel or NUBURU representatives, meeting with counsel to prepare for discovery or trial and to act as a witness on behalf of NUBURU. Employee shall also fully cooperate with NUBURU in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by NUBURU about which Employee has knowledge. No cooperation will be required where the interests of Employee are adverse to those of NUBURU. At all times, Employee shall provide truthful and accurate information. In consideration for Employee’s cooperation, Employee shall be paid a mutually agreed upon hourly rate for such cooperation and all costs and expenses associated with such cooperation.

11. Employee and NUBURU expressly agree that Employee and those at NUBURU with actual knowledge of the terms of this Agreement will keep the substance of negotiations, conditions of the settlement strictly confidential, to the fullest extent permitted by law. Employee and NUBURU further agree that they will not communicate (orally or in writing) or in any way disclose the substance of negotiations, conditions of the settlement to any person, judicial or administrative body, business entity or association, or anyone else, for any reason whatsoever, however, NUBURU may disclose the information as necessary for business purposes, and Employee may disclose such information to taxing authorities or immediate family, attorney, accountant, tax preparer and financial advisor (who also agrees to be bound by this confidentiality provision) without the prior written consent of the other party, unless compelled to do so by law or to enforce the terms of this Agreement. If any request is made to respond to any question, inquiry or request for information required by legal process, Employee shall immediately notify NUBURU and, unless otherwise required by law or the terms of a subpoena, shall not respond to any such request until NUBURU has had an opportunity to review and if necessary, to timely contest the request. It is expressly agreed that this paragraph is an essential provision of this Agreement.

12. In the event either party breaches this Agreement, the offending party agrees to pay the offended party’s expenses caused by such breach, including reasonable attorneys’ fees and costs.

13. Employee acknowledges that he has been provided a 45-day period after the date of this Agreement in which to consider the terms of this Agreement, execute this Agreement and return the executed Agreement to Teresa Hernandez Betancourt, Chief Human Resources Officer, the authorized representative of NUBURU, by hand delivery or certified mail. Employee further acknowledges that he i has consulted with an attorney prior to executing this Agreement. The Parties agree that an electronic signature shall suffice, and this Agreement shall be fully enforceable with electronic signatures.

14. Employee may revoke this Agreement by arranging for the delivery, by overnight courier service, hand delivery or certified mail to Teresa Hernandez Betancourt, Chief Human Resources Officer, the authorized representative of NUBURU, written notice of said revocation within the seven (7) day period following NUBURU’s receipt of the executed Agreement. If said authorized representative of NUBURU does not receive timely notice of revocation, this Agreement will take effect on the eighth day following the NUBURU’s receipt of the executed Agreement (the “Effective Date”).

15. It is expressly understood that there is no agreement or understanding between Employee and NUBURU about or pertaining to Employee’s separation from NUBURU or NUBURU’s obligations to Employee with respect to any such separation, except that which is set forth in this Agreement. This Agreement constitutes the entire and final agreement between Employee and NUBURU, and any releasees, superseding any and all prior agreements, except as provided in the preceding sentence or elsewhere herein. Employee acknowledges that neither NUBURU nor any release has made any promise or offered any other agreement, except those expressed in this Agreement, to induce or persuade Employee to enter into this Agreement.

16. Employee hereby states that he understands that it is Employee’s decision to enter or not to enter into this Agreement, and Employee’s decision to do so is made voluntarily and knowingly.

17. Employee represents that he has returned all documents relating to his/her employment with NUBURU, including without limitation, all files, training materials, policies, procedures, notebooks, handbooks, mailing lists, account information, credit cards, computers and all disks or other stored data, telephone cards, cellular or smart phones, pagers, and all other tangible or intangible property belonging to NUBURU and relating to Employee’s employment, on or before the termination date. Employee further warrants that he has not retained copies of such property. Employee acknowledges and agrees that except as expressly set forth in this Agreement, Employee is entitled to no other wages, commissions, PTO, vacation pay, sick pay, bonuses, incentive pay, benefits or other compensation from NUBURU or Releasees.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

____________________________________

Mark Zediker

Date: _______________________________

ON BEHALF OF EMPLOYER

AS DEFINED HEREIN

By: _______________________________

Teresa Hernandez Betancourt

Chief Human Resources Officer

Date: _____________________________